Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-44854), as amended (File No. 333-147730), of Perficient, Inc. of our report dated June 24, 2008, with respect to the financial statements of The Perficient, Inc. 401(k) Employee Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ BKD, LLP

St. Louis, Missouri
June 24, 2008